                                                                EXHIBIT 11

                           IMAGE SCIENCES, INC.

                    COMPUTATION OF PER SHARE EARNINGS

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              SIX MONTHS ENDED
                                   YEARS ENDED JULY 31,          JANUARY 31,
                              ------------------------------- -----------------
                                  1994       1995       1996    1996     1997
                              ----------   ---------  ------- -------- --------
IMAGE SCIENCES
Net earnings.................   $ 2,169     $ 2,003    $2,321   $  851   $1,045
                                =======     =======    ======   ======   ======
Average common shares
 outstanding.................     3,760       3,979     4,299    4,185    4,299
Average common share
 equivalents:
  Options and warrants.......     1,968       1,763     1,170    1,417    1,117
                                -------     -------    ------   ------   ------
Average number of common
 shares and common share
 equivalents outstanding.....     5,728       5,742     5,469    5,602    5,416
                                =======     =======    ======   ======   ======
Earnings per common share....   $  0.38     $  0.35    $ 0.43   $ 0.15   $ 0.19
                                =======     =======    ======   ======   ======
                                           SIX MONTHS
                               YEAR ENDED     ENDED
                                JULY 31,   JANUARY 31,
                                  1996        1997
                              ------------ -----------
PRO FORMA COMBINED(1)
Net earnings.................   $   451      $   486
                                =======      =======
Average common shares
 outstanding(2)..............     9,154        9,154
Average common share
 equivalents:
  Options and warrants.......     1,948        1,948
                                -------      -------
Average number of common
 shares and common share
 equivalents outstanding.....    11,102       11,102
                                =======      =======
Earnings per common share....   $  0.04      $  0.04
                                =======      =======
                               YEAR ENDED
                              DECEMBER 31,
                                  1996
                              ------------
FORMMAKER HISTORICAL
Net earnings.................   $(1,490)
                                =======
Average common shares
 outstanding(3)..............     5,963
Average common share
 equivalents:
  Options and warrants.......       373
                                -------
Average number of common
 shares and common share
 equivalents outstanding.....     6,336
                                =======
Earnings per common share....   $ (0.25)
                                =======

--------

(1) Computation is based on the DocuCorp Class B Common Stock being included in the earnings per share computation. If such shares are excluded from the computation, earnings per share is $.07 for the year ended July 31, 1996 and $.08 for the six months ended January 31, 1997.

(2) Includes shares represented by DocuCorp Class B Common Stock.

(3) FormMaker had a net loss for the year; thus, common equivalent shares are anti-dilutive. Only weighted-average common shares outstanding of 5,963 are used in the calculation of earnings per share.